Exhibit 3.2

for REGISTRAR OF CORPORATE AFFAIRS 26th day of November, 2025 TERRITORY OF THE BRITISH VIRGIN ISLANDS BVI BUSINESS COMPANIES ACT, 2004 CERTIFICATE OF CHANGE OF NAME (Section 21) The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with Lancaster Exploration Limited BVI COMPANY NUMBER 1423524 which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 3rd day of August, 2007 has changed its name to Mkango Rare Earths Limited this 26th day of November, 2025. 3B021BC279